SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2016

CHEMUNG FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-13888	16-1237038
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

One Chemung Canal Plaza, Elmira, NY 14901

(Address of principal executive offices) (Zip Code)

(607) 737-3711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.16e-4(c))

ITEM 8.01 OTHER EVENTS

On March 7, 2016, Chemung Financial Corporation (“the Corporation”) announced that Chemung Canal Trust Company (“the Bank”), the wholly-owned subsidiary of the Corporation has filed a notification with the Federal Reserve Bank (“FRB”) and the New York State Department of Financial Services (“NYSDFS”) that the Bank intends to close its Ithaca Commons branch office at 202 East State Street, Ithaca, NY 14850 on or about May 31, 2016. The Bank will transfer all customer relationships to its remaining three Ithaca branch office locations at 304 Elmira Road, 806 West Buffalo Street, and 909 Hanshaw Road.

At this time, the Corporation expects to recognize approximately $450 thousand in accelerated depreciation and moving costs associated with vacating the premises during the first and second quarters of 2016. The Corporation also expects annual cost savings, beginning in 2017, as a result of the non-renewal of the expiring lease agreement and related direct expenses for the Ithaca Commons branch office, of approximately $450 thousand. Current personnel of the Ithaca Commons branch office will be reassigned to other branches of the Bank. Given the proximity of the remaining three branch locations, with two branches within 1.2 miles, to the Ithaca Commons branch the Bank does not anticipate significant customer disruption. The closure is subject to customary conditions and contingencies including the non-objection of the FRB and NYSDFS, among others.

The press release is furnished as Exhibit 99.1 to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.

99.1	Press Release of Chemung Canal Trust Company dated March 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

March 7, 2016	By: /s/ Karl F. Krebs
Karl F. Krebs
Chief Financial Officer and Treasurer